June 26, 2013

Western Asset Management Company

385 E. Colorado Blvd.

Pasadena, CA 91101

To Whom it May Concern:

Please be advised, with respect to the December 5, 2012 Sub-Advisory Agreement (“Agreement”) between WisdomTree Asset Management, Inc., Western Asset Management Company, Western Asset Management Company Ltd and Western Asset Management Company Pte. Ltd. all references to Appendix A will be applied to all appendices currently included in or added to the Agreement.

Acknowledged and agreed:

WISDOM TREE ASSET MANAGEMENT, INC.		WESTERN ASSET MANAGEMENT COMPANY LTD

By:		By:
Name :	Jonathan Steinberg	Name :	Steven K. Puodziunas
Title:	Chief Executive Officer	Title:	Head of Client Service & Meeting Support

WESTERN ASSET MANAGEMENT COMPANY		WESTERN ASSET MANAGEMENT COMPANY PTE. LTD.

By:		By:
Name :	Steven K. Puodziunas	Name :	Steven K. Puodziunas
Title:	Head of Client Service & Meeting Support	Title:	Head of Client Service & Meeting Support

WisdomTree Asset Management, Inc. 380 Madison Avenue, 21st Floor, New York, NY 10017 | 212-801-2080 Tel 212-801-2081 Fax

APPENDIX A

TO THE

DECEMBER 5, 2012

INVESTMENT SUB-ADVISORY AGREEMENT

Updated June 12, 2013

Sub-Advisory Fee

Fund	Annual sub-advisory Fee Per Fund*	Effective Date	Western Entity Advising Fund
WisdomTree Emerging Markets Corporate Bond Fund		3/8/2012	Western Asset Management Company

WisdomTree Global Corporate Bond Fund		1/31/2013	Western Asset Management Company, Western Asset Management Company Ltd, Western Asset Management Company Pte. Ltd.

WisdomTree Brazil Real Fund

APPENDIX B

TO THE

DECEMBER 5, 2012

INVESTMENT SUB-ADVISORY AGREEMENT

Updated June 12, 2013

Sub-Advisory Fee

Fund	Annual Sub-Advisory Fee Per Fund*	Effective Date	Western Entity Advising Fund
WisdomTree Global Real Return Fund

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